UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

SEARCHCORE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26497 Rancho Parkway South
Lake Forest, CA 92630
(Address of principal executive offices) (zip code)

(855) 266-4663
(Registrant’s telephone number, including area code)

_________________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Rodeo.com and Karate.com

On August 7, 2012, we entered into a Domain Name Purchase Agreement and a Non-Recourse Secured Promissory Note with Domain Holdings, Inc., an Alberta corporation, pursuant to which we purchased the domain names known as www.rodeo.com and www.karate.com, for total consideration of Five Hundred Thousand Dollars ($500,000), with the entire purchase price represented by the Note.

On October 25, 2012, we amended the Purchase Agreement and the Note. Pursuant to the terms of the amendments, we agreed to make payments of Fifty Thousand Dollars ($50,000) on each of August 15, 2012 and November 1, 2012, which we did. The balance of $400,000 is to be paid in eighteen (18) equal monthly installments of Twenty Two Thousand Two Hundred Twenty Two Dollars ($22,222) beginning June 1, 2013, and continuing on the first (1st) day of each month thereafter.

On June 28, 2013, both parties agreed to postpone all payments for a minimum of five months or until mutually agreed.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On July 15, 2013, we issued an aggregate of 795,000 shares of our common stock, restricted in accordance with Rule 144, to six (6) existing shareholders, who had previously purchased shares from us, as consideration under a Stock Issuance and Release Agreement (the “Release”) entered into with each of them. The Release was the resolution of discussions with the investors regarding our efforts in pursuing effectiveness of an S-1 registration statement. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and each investor was an accredited and sophisticated investor, familiar with our operations, and there was no solicitation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SearchCore, Inc.

Dated: July 18, 2013	/s/ James Pakulis
By: James Pakulis
Its: President and Chief Executive Officer

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